Exhibit 23.1

Consent of Independent Public Accountants

Board of Directors
Mid-Wisconsin Financial Services, Inc.
Medford, Wisconsin


We consent to the incorporation by reference in the Registration Statement (No. 33-37264) on Form S-8 of Mid-Wisconsin Financial Services, Inc. of our report dated January 13, 2006, relating to the consolidated balance sheets of Mid-Wisconsin Financial Services, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for the three years in the period ended December 31, 2005, which appears in the December 31, 2005, annual report on Form 10-K of Mid-Wisconsin Financial Services, Inc.




WIPFLI LLP
Wipfli LLP


Wausau, Wisconsin
March 23, 2006